Air Industries Group Announces Receipt of a Listing Deficiency Letter

from NYSE MKT Concerning Failure to File Quarterly Report on Form 10-Q

GlobeNewswire•May 24, 2017

HAUPPAUGE, N.Y., May 24 2017 (GLOBE NEWSWIRE) --

Air Industries Group (NYSE MKT:AIRI) - Air Industries Group (“Air Industries” or the “Company”), an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors, announced today that, on May 23, 2017, the Company received notice from the staff of NYSE MKT LLC (the “NYSE” or the “Exchange”) that it was not in compliance with Sections 134 and 1101 of the NYSE Company Guide, as a result of the Company’s inability to timely file its Quarterly Report on Form 10-Q for the period ended March 31, 2017.  The letter also states that the Company’s failure to timely file such Quarterly Report on Form 10-Q is a material violation of its listing agreement with the Exchange and, therefore, pursuant to Section 1003(d) of the Company Guide, the Exchange is authorized to suspend and, unless prompt corrective action is taken, remove the Company’s securities from the Exchange.

The Exchange has informed the Company that, in order to maintain its listing on the Exchange following the failure to timely file the Quarterly Report on Form 10-Q, the Company must, by June 23, 2017, submit a plan of compliance (the “Plan”) addressing how it intends to regain compliance with Sections 134 and 1101 of the Company Guide by November 23, 2017 (the “Plan Period”).

If the Plan is accepted, the Company will be able to continue its listing during the Plan Period, during which time the Company will be subject to periodic review to determine whether it is making progress consistent with the Plan. The letter from the Exchange advised that if the Company is not in compliance with the continued listing standards of the Company Guide by November 23, 2017 with respect to the delayed Quarterly Report on Form 10-Q, or if the Company does not make progress consistent with the Plan during the Plan Period, then the Exchange staff will initiate delisting proceedings as appropriate.

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (AIRI) is an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors. Air Industries operates in three segments: Complex Machining of aircraft landing gear and flight controls, Aerostructures & Electronics, and Turbine & Engine products.

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:

Air Industries Group
631.881.4913
ir@airindustriesgroup.com